Exhibit 5.1

600 Travis, Suite 4200 Houston, Texas 77002 713.220.4200 Phone 713.220.4285 Fax andrewskurth.com

March 6, 2015

Sanchez Production Partners LP

1000 Main Street, Suite 3000

Houston, Texas 77002

RE:	Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (333-163426) for Constellation Energy Partners LLC 2009 Omnibus Incentive Compensation Plan

Ladies and Gentlemen:

We have acted as special counsel to Sanchez Production Partners LP, a Delaware limited partnership (the “Partnership”), as the successor registrant to Sanchez Production Partners LLC, a Delaware limited liability company (formerly known as Constellation Energy Partners LLC), pursuant to the Plan of Conversion dated August 25, 2014, in connection with the preparation of the Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance of up to 1,650,000 common units (the “Units”) representing limited partner interests in the Partnership which may be issued pursuant to the Constellation Energy Partners LLC 2009 Omnibus Incentive Compensation Plan (the “Plan”) to reflect that the Partnership succeeded to the Registration Statement.

As the basis for the opinion hereinafter expressed, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of the following: (i) the Certificate of Limited Partnership of the Partnership; (ii) the Agreement of Limited Partnership of the Partnership (the “Partnership Agreement”); (iii) the Certificate of Formation of Sanchez Production Partners GP LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner”); (iv) the Limited Liability Company Agreement of the General Partner (the “LLC Agreement”); (v) the Plan; (vi) the Registration Statement; and (vii) such other instruments and other certificates of public officials, officers and representatives of the Partnership and such other persons as we have deemed appropriate as a basis for the opinions set forth herein.

In rendering the opinions expressed below, we have assumed and have not verified (i) the genuineness of the signatures on all documents that we have examined, (ii) the legal capacity of all natural persons, (iii) the authenticity of all documents supplied to us as originals and (iv) the conformity to the authentic originals of all documents supplied to us as certified, photostatic or faxed copies. In conducting our examination of documents, we have assumed the power, corporate or other, of all parties thereto other than the Partnership to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the due execution and delivery by such parties of such documents and that, except as set forth in the numbered opining paragraphs below, to the extent such documents purport to constitute agreements, such documents constitute valid and binding obligations of such parties.

We have also assumed that (A) the Certificate of Limited Partnership of the Partnership and the Partnership Agreement and the Certificate of Formation of the General Partner and the LLC Agreement, in each case as amended to date, will not have been amended in any manner that would affect any legal conclusion set forth herein, and (B) all Units will be issued and sold in the manner described in the prospectus related to the Plan and in accordance with the terms of the Plan.

Based upon the foregoing, and subject to the limitations and assumptions set forth herein, and having due regard for such legal considerations as we deem relevant, we are of the opinion that:

1. The issuance of the Units by the Partnership has been duly authorized by the General Partner.

2. Upon the issuance and delivery of the Units from time to time in accordance with the terms of the Plan for the consideration established by the Plan and the satisfaction of any performance conditions associated therewith and any requisite determinations by or pursuant to the authority of the Board of Directors of the General Partner or a duly constituted and acting committee thereof as provided in the Plan, such Units will be validly issued, fully paid (to the extent required under the Partnership Agreement) and non-assessable, except as such non-assessability may be affected by the following: (a) if a court were to determine that the right or exercise of the right provided under the Partnership Agreement by the holders of Units (the “Limited Partners”) of the Partnership as a group (i) to remove or replace the General Partner, (ii) to approve certain amendments to the Partnership Agreement or (iii) to take certain other actions under the Partnership Agreement pursuant to which a Limited Partner “participates in the control” of the Partnership’s business for purposes of Section 17-303 of the Delaware Revised Uniform Limited Partnership Act, as amended (the “Delaware LP Act”), then such Limited Partner could be held personally liable for the Partnership’s obligations under the laws of Delaware, to the same extent as the General Partner with respect to persons who transact business with the Partnership and reasonably believe that such Limited Partner is a general partner and (b) Sections 17-303, 17-607 and 17-804 of the Delaware LP Act.

We express no opinion other than as to the Delaware LP Act (which is deemed to include the applicable provisions of the Delaware Constitution and reported judicial opinions interpreting those laws) and the federal laws of the United States of America, and we are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are “experts” under the Securities Act, or the rules and regulations of the Commission thereunder, with respect to any part of the Registration Statement, including this exhibit. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law, and we have assumed that at no future time would any such subsequent change of fact or law affect adversely our ability to render at such time an opinion (a) containing the same legal conclusions set forth herein and (b) subject only to such (or fewer) assumptions, limitations and qualifications as are contained herein.

Very truly yours,

/s/ Andrews Kurth LLP